Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.

The Administrative Committee

Publix Super Markets, Inc. 401(k) SMART Plan

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2011, with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 25, 2010 and December 26, 2009, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 25, 2010, and the related financial statement schedule, which report appears in the December 25, 2010 Annual Report on Form 10-K of Publix Super Markets, Inc.

Our report refers to the adoption of new accounting and disclosure guidance related to variable interest entities and noncontrolling interests in consolidated financial statements as of December 27, 2009.

We further consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2011, with respect to the statements of net assets available for plan benefits of the Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of the Publix Super Markets, Inc. 401(k) SMART Plan.

/s/ KPMG LLP

November 14, 2011

Tampa, Florida

Certified Public Accountants